Exhibit 99.1

STR HOLDINGS, INC. ANNOUNCES APPOINTMENT OF NEW CHIEF FINANCIAL OFFICER

Enfield, Conn. — December 2, 2015 — STR Holdings, Inc. (OTCQX: STRI) (the “Company”) today announced that Thomas D. Vitro, CMA, has been appointed Vice President, Chief Financial Officer and Chief Accounting Officer, replacing Joseph Radziewicz, who tendered his resignation effective December 31, 2015 to pursue another opportunity.

Mr. Vitro served in various positions with the Company between 1982 and 2013, most recently as Vice President, Finance of the Company from 2009 to 2013. Prior to that, he was the Corporate Controller of the Company from 1988 to 2009. Mr. Vitro has a Bachelor of Science in Accountancy from Bentley University and is a Certified Management Accountant.

Mr. Vitro’s official start date will be Monday, December 7, 2015, to allow for an overlap with Mr. Radziewicz such that the two executives can work together toward a smooth transition in this critical role.

STR’s Chairman, President and Chief Executive Officer, Robert S. Yorgensen commented, “Having worked closely with Tom Vitro for nearly 30 years at STR, I can’t imagine a more qualified person for this crucial senior executive role and am very much looking forward to working with him.  Tom has a deep knowledge of our financial systems, controls, policies, procedures, global finance team, audit and tax partners, and has working relationships with many of the members of our board of directors, including our audit committee chairman and our lead director, which should further facilitate a smooth transition.”

Mr. Yorgensen continued, “We would all be remiss not to recognize the many important contributions Joe Radziewicz has made during his tenure with the Company.  We’re very grateful to Joe for his hard work and the ample notice he provided the Company, allowing time to help Tom get acclimated prior to his departure.  Joe remains a friend of the firm and we wish him great success in his future endeavors.”

About STR Holdings, Inc.

STR Holdings, Inc. is a provider of encapsulants to the photovoltaic module industry. Further information about STR Holdings, Inc. can be obtained via the Company’s website at www.strsolar.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may include words such as “anticipate,” “believe,” “expect,” “intend,” “may” and other words and terms of similar meaning, including in connection with any discussion of the timing or nature of future financial performance or other events. Such forward-looking statements are subject to certain risks and uncertainties, including the factors disclosed by the Company from time to time in its filings with the SEC, including those described under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. As a result of these factors, the Company’s actual results may differ materially from those indicated or implied by such forward-looking statements. Except as required by law, the Company disclaims any obligation to publicly update such statement.

Contact:

STR Holdings, Inc.

Joseph C. Radziewicz

Vice President and Chief Financial Officer

+1 (860) 265-1247

joseph.radziewicz@strholdings.com